EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-137274, 333-110728, 333-69506, and 333-08613 on Forms S-8 and Registration Statement No. 333-136332 on Form S-3 of our reports dated February 28, 2007, relating to the consolidated financial statements of ANSYS, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006), financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in the Annual Report on Form 10-K of ANSYS, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
February 28, 2007